EXHIBIT 99.1

OPPENHEIMER CLOSES PREVIOUSLY ANNOUNCED ACQUISITION OF A MAJOR PART OF CIBC WORLD MARKETS’ U.S. CAPITAL MARKETS BUSINESSES

New York and Toronto, January 14, 2008 – Oppenheimer Holdings Inc. (OPY on NYSE) today announced that the previously announced acquisition by Oppenheimer of a major part of CIBC World Markets’ U.S. capital markets businesses, including related Israeli investment banking and equities business, was completed. The closing of the acquisition of related operations in Asia and the UK is expected to close at a later time, subject to regulatory approval.

The businesses acquired by Oppenheimer employ over 600 people and include CIBC World Markets’ U.S. Investment Banking, Corporate Syndicate, Institutional Sales and Trading, Equity Research, Options Trading and a portion of the Debt Capital Markets business which includes Convertible Bond Trading, Loan Syndication, High Yield Origination and Trading as well as related overseas operations. Annualized revenue of these businesses, based on CIBC’s most recently published results for the year ended October 31, 2007, is in excess of $400 million.

 “We are pleased with this significant addition to our capital markets platform and welcome our new associates to the Oppenheimer family,” said Oppenheimer Chairman, Albert G. Lowenthal. “Our firm is now positioned to service clients with a complete offering of capital markets services, including M&A advisory, equity underwriting, high-yield fixed income origination and loan syndication. We are confident in the potential of this platform and are confident that it will be a success.”

As previously reported, the Company is not involved in the sub-prime mortgage business, and does not have any exposure to that business as a result of this acquisition.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2006.

Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from 86 offices in 21 states and through local broker-dealers in 3 foreign jurisdictions. Oppenheimer employs over 3,500 people, approximately 1,250 of whom are financial advisers. Oppenheimer offers trust and estate services through Oppenheimer Trust Company. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

CONTACT INFORMATION:

A.G. Lowenthal (212) 668-8000

Media Contact:

E.K. Roberts      (416) 322-1515

Brian Maddox (212) 850-5661